EXHIBIT 10.1

Silicon Valley Bank

Limited Waiver and
Amendment to Loan Documents

Borrower:	Endocardial Solutions, Inc.

Date:	September 22, 2004

THIS LIMITED WAIVER AND AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated September 24, 2003 (as otherwise amended, if at all, the “Loan Agreement”) and the Streamline Facility Agreement between them dated September 24, 2003 (the “Streamline Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1.             Waiver of Default. Borrower has advised Silicon that Borrower has failed to comply with Section 5.5(iv) of the Loan and Security Agreement regarding the Negative Covenant prohibiting the transfer of any Collateral (except as otherwise provided for in Section 5.5(iv)) (the “Covenant Default”). Silicon and Borrower agree that the Borrower’s Covenant Default (as defined above) is hereby waived. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

2.             Modified Definition of Draw Period #4. The definition of “Draw Period #4” set forth in that portion of Section 1 of the Schedule to Loan and Security Agreement entitled “3. 2003 Term Loans” is hereby amended to mean the period from June 1, 2004 through December 23, 2004.

3.             Modified Maturity Date. The sentence in Section 4 of the Schedule to Loan and Security Agreement that currently reads as follows:

The first anniversary date of this Agreement.

is hereby amended to read as follows:

December 23, 2004.

The agreement by Silicon to the extension provided above shall not imply an agreement on the part of Silicon to grant further extensions in the future, and the same shall be a matter of Silicon’s sole discretion.

4.             Expiration of the Loan and Security Agreement (Exim Program). Borrower acknowledges and understands that the Loan and Security Agreement (Exim Program) dated September 24, 2003 and executed by and between Borrower and Silicon will mature on September 24, 2004 and all Obligations (as defined therein) must be satisfied in accordance with the terms thereof

5.             Fee. In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $6,250, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account

6.             Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

7.             General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

ENDOCARDIAL SOLUTIONS, INC.		SILICON VALLEY BANK

By:	/s/ J. Robert Paulson	By	/s/ Derek Steward
	President or Vice President	Title	Senior Credit Officer

By	/s/ J. Robert Paulson
Secretary or Ass’t Secretary